UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2009
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events.
SIGNATURES
Item 2.05 Costs Associated with Exit or Disposal Activities.
On March 19, 2009, Lam Research Corporation (the “Company”) commenced a restructuring plan that is designed to align the Company’s cost structure with its outlook for the current economic environment and future business opportunities (the “Restructuring Plan”). The Company expects to incur certain cash charges in connection with a workforce reduction of approximately 375 regular, temporary and contract employee positions, or approximately 10% of the Company’s total workforce. It is estimated that approximately 225 of the employee positions to be eliminated are located in North America, with the remainder located throughout Asia and Europe. These workforce reductions are expected to be largely completed by the June 2009 quarter but the timing of actions may vary by country based on local legal requirements. The Restructuring Plan is also expected to include certain cash and non-cash charges related to the exit of facilities the Company will cease to use and non-cash charges for asset impairments. The Restructuring Plan is expected to be completed by the June 2009 quarter.
The Restructuring Plan is targeted at reducing the Company’s cost structure by approximately $85 million to $95 million on an annualized basis. The Company expects to see the full benefit of these cost reductions in the June 2009 quarter. These savings are in addition to the $94 million of annualized cost savings from restructuring plans announced in calendar year 2008. The Company currently expects to incur total charges under the Restructuring Plan of approximately $20 million to $23 million during the quarter ending March 29, 2009. These charges consist of approximately $18 million to $20 million of cash charges related to one-time termination benefits associated with the Company’s reduction in force, approximately $1 million to $2 million of cash charges for facilities-related expenses, and non-cash charges for asset impairments of approximately $1 million.
The Company expects to realize additional cost savings and record incremental exit costs in the June 2009 quarter for facilities it will cease to use. The Company is unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, associated with all of the June 2009 quarter activities under the Plan as set forth in paragraphs (b) (c) and (d) of Item 2.05 of Form 8-K. In accordance with paragraph (d) of Item 2.05, the Company will timely file an amendment to this report after its determination of such estimates or ranges of estimates.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Effective March 30, 2009, Abdi Hariri, currently the Group Vice President of the Customer Support Business Group, will assume the position of Group Vice President of Global Operations.
Item 8.01 Other Events.
The Company intends to make an early repayment of its long-term debt with ABN AMRO Bank N.V. (“ABN AMRO”) during the quarter ending March 29, 2009. As of March 19, 2009, the outstanding principal balance under the agreement with ABN AMRO was $237.5 million, with originally scheduled principal repayment terms of (a) $12.5 million due in each of the June 2009 and December 2009 quarters and (b) the remaining principal amount of $212.5 million due on March 6, 2010. The Company plans to prepay the entire outstanding principal amount of $237.5 million during the quarter ending March 29, 2009. There are no pre-payment penalties associated with the repayment.
Safe Harbor Statement
This report on Form 8-K contains forward-looking statements, including those regarding the expected nature, impact, timing, reductions, objectives, annualized cost savings, and charges of the Restructuring Plan, the outlook for the current economic environment and future business opportunities, and the Company’s plan to repay its long-term debt. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement the Plan as planned; retention of key employees; changes in the Company’s business requirements; the possibility that benefits of the Plan may not materialize as expected, changes in the economy, varying customer demand, customer credit issues, the changing market environment, actions by our competitors, management’s assessment of the optimal use of Company resources; and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 19, 2009

LAM RESEARCH CORPORATION
By:	/s/ Ernest E. Maddock
Ernest E. Maddock
Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)